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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    David J. Russo

Phone:      (412) 928-3417

FAX:        (412) 928-7891

Email:      investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                       L.B. FOSTER REPORTS SECOND QUARTER

                                OPERATING RESULTS


PITTSBURGH, PA, July 28, 2009 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that second quarter 2009 net sales decreased 27.8% to $93.8 million compared to $129.8 million in the prior year quarter. Gross profit margin was 13.7%, down 320 basis points from the prior year quarter primarily as a result of a $1.1 million ($0.07 per diluted share) warranty charge taken to recognize the revised number of concrete ties that failed in track as well as $2.6 million ($0.16 per diluted share) of unfavorable gross profit adjustments including a sales reversal and inventory write-downs related to a separate concrete tie issue. These adjustments were partially offset by a $1.5 million ($0.09 per diluted share) favorable LIFO credit recorded during the second quarter.

2009 Second Quarter Results

In the second quarter of 2009, L.B. Foster had net income of $2.7 million or $0.26 per diluted share compared to net income of $7.7 million or $0.69 per diluted share in the second quarter of 2008.

Selling and administrative expenses decreased $1.3 million or 13.5% from last year's quarter due primarily to lower incentive compensation expense as well as decreased outside services and lower bad debt expense. Second quarter interest expense was $0.3 million, a 31.8% decrease from the prior year quarter due principally to decreased borrowings and, to a lesser extent, lower interest rates. The Company's income tax rate was 38.1% in the second quarter compared to 37.0% in the prior year quarter.

"Pursuant to our original concrete tie warranty issue disclosed in the first quarter earnings release, we believe we have identified, analyzed and accounted for all of the concrete ties that failed in track. Those ties were produced in 2004 and 2005 before we installed our new manufacturing equipment. We believe that the problem was related to older manufacturing equipment that was decommissioned when we retrofitted our facilities with new equipment late in 2005," stated Stan Hasselbusch, President and Chief Executive Officer.

Mr. Hasselbusch continued, "We recently identified an additional and separate concrete tie issue whereby certain vendor certified, yet non-conforming raw material used in the tie production process caused a number of ties in our customer's inventory to be out of specification. We therefore took back ties with non-conforming raw material and wrote them down to our expected realizable value. We have identified and isolated the remainder of the defective material and returned it to our supplier. We will be pursuing reimbursement for damages incurred from this supplier."

Mr. Hasselbusch also commented, "All of our segments posted significant declines in net sales for the second quarter. Tubular sales were down 44.0%, Rail sales declined 27.2% and Construction Products sales declined by 25.9%. Bookings for the quarter were $111.3 million compared to $164.1 million last year, a 32.2% decline. Backlog was $140.5 million, down 26.9% from last year, which indicates continued short-term weakness."

Mr. Hasselbusch added, "We are beginning to see areas of opportunity generated from the recent stimulus legislation in our Transit and Piling businesses and expect further increases in activity as funding progresses, but this activity will not compensate for the shortfalls created by the current economic downturn."

2009 Half Year Results

For the six months ended June 30, 2009, L.B. Foster reported net income of $5.7 million or $0.55 per diluted share compared to net income of $14.0 million or $1.26 per diluted share in 2008. In addition to the aforementioned second quarter charges taken related to our concrete tie business, we also recorded a $1.6 million ($0.10 per diluted share) warranty expense in the first quarter of 2009. The 2008 results included a pretax gain related to additional proceeds from the October 2007 sale of the Company's investment in the DM&E Railroad of $2.0 million, as well as a $1.5 million pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas. Excluding the prior year gains noted above, earnings per diluted share were $1.06 last year.

Net sales for the first half of 2009 decreased 14.2% to $191.5 million compared to $223.3 million in 2008. Gross profit margin was 13.8%, down 300 basis points from 2008, primarily as a result of the previously mentioned concrete tie adjustments as well as increased unfavorable manufacturing variances of $2.7 million, partially offset by decreased LIFO costs of $4.5 million. Selling and administrative expenses decreased $1.7 million or 8.7% from the prior year due primarily to lower incentive compensation expense as well as decreased outside services and travel and entertainment expense. Interest expense decreased $0.4 million from the prior year due to decreased borrowings and lower interest rates. The Company's income tax rate was 37.3% compared to 36.6% in the prior year.

Cash generated from operations was approximately $22.9 million for the second quarter of 2009 due primarily to a decrease in working capital. Capital expenditures were $1.7 million compared to $1.0 million in the prior year. "We continue to anticipate that in 2009, we will generate positive cash flow in excess of our capital expenditures, debt service and share repurchases. As we navigate through 2009, we expect to continue to be challenged by a difficult business environment and will continue to implement certain measures to control costs, focus on ways to maximize free cash flow, improve our operational processes and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and minimizing profit erosion," noted Mr. Hasselbusch as he concluded, "We continue to have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions."

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2009 operating results and general market activity and business conditions on Tuesday, July 28, 2009 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company's sale of its investment in the DM&E. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                    CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                        L.B. FOSTER COMPANY AND SUBSIDIARIES
                      (In Thousands, Except Per Share Amounts)

                                                 Three Months Ended                        Six Months Ended
                                                      June 30,                                 June 30,
                                            ---------------------------             ----------------------------
                                              2009               2008                  2009               2008
                                            ---------------------------             ----------------------------
                                                    (Unaudited)                              (Unaudited)

NET SALES                                    $93,771           $129,833              $191,515           $223,274

COSTS AND EXPENSES:
Cost of goods sold                            80,939            107,948               165,001            185,768
Selling and Administrative expenses            8,612              9,959                17,639             19,325
Interest expense                                 333                488                   661              1,043
Gain on sale of DM&E investment                    -                  -                     -             (2,022)
Gain on sale of Houston, TX property               -                  -                     -             (1,486)
Interest income                                 (212)              (586)                 (507)            (1,401)
Other (income) / expense                        (186)              (135)                 (329)                16
                                            ---------          ---------             ----------         ---------
                                              89,486            117,674               182,465            201,243
                                            ---------          ---------             ----------         ---------

INCOME BEFORE INCOME TAXES                     4,285             12,159                 9,050             22,031

INCOME TAX EXPENSE                             1,633              4,502                 3,379              8,068
                                            ---------          ---------             ----------         ---------

NET INCOME                                    $2,652             $7,657                $5,671            $13,963
                                            ---------          ---------             ----------         ---------

BASIC EARNINGS PER COMMON SHARE                $0.26              $0.70                 $0.56              $1.28
                                            =========          =========             ==========         =========

DILUTED EARNINGS PER COMMON SHARE              $0.26              $0.69                 $0.55              $1.26
                                            =========          =========             ==========         =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                           10,148             10,900                10,176             10,939
                                            =========          =========             ==========         =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                         10,275             11,040                10,318             11,097
                                            =========          =========             ==========         =========


             L.B. Foster Company and Subsidiaries
                  Consolidated Balance Sheet
                        (In thousands)

                                                        June 30,      December 31,
                                                          2009            2008
                                                       ----------     ------------
ASSETS                                                 (Unaudited)

CURRENT ASSETS:
   Cash and cash items                                  $118,090       $115,074
   Accounts and notes receivable:
      Trade                                               49,688         63,271
      Other                                                  343          1,042
   Inventories                                            94,293        102,916
   Current deferred tax assets                             2,911          2,931
   Prepaid income tax                                      1,520              -
   Other current assets                                    1,641          1,221
                                                       ----------     -----------
                     Total Current Assets                268,486        286,455
                                                       ----------     -----------

OTHER ASSETS:
   Property, plant & equipment-net                        38,016         39,989
   Goodwill                                                  350            350
   Other intangibles - net                                    31             37
   Deferred tax assets                                     2,035          2,026
   Investments                                             4,541          2,856
   Other non-current assets                                  367            407
                                                       ----------     -----------
                      Total Other Assets                  45,340         45,665
                                                       ----------     -----------

                                                        $313,826       $332,120
                                                       ==========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities on long-term debt                   $5,813         $5,777
   Accounts payable-trade and other                       45,926         62,612
   Accrued payroll and employee benefits                   4,323          8,000
   Other accrued liabilities                               7,502          7,802
                                                       ----------     -----------
                     Total Current Liabilities            63,564         84,191
                                                       ----------     -----------

LONG-TERM DEBT, TERM LOAN                                 11,905         13,333
                                                       ----------     -----------
OTHER LONG-TERM DEBT                                       6,754          8,401
                                                       ----------     -----------
DEFERRED TAX LIABILITIES                                   2,426          2,046
                                                       ----------     -----------
OTHER LONG-TERM LIABILITIES                                6,497          6,587
                                                       ----------     -----------

STOCKHOLDERS' EQUITY:
   Class A Common stock                                      111            111
   Paid-in capital                                        47,698         47,585
   Retained earnings                                     202,731        197,060
   Treasury stock                                        (27,836)       (26,482)
   Accumulated other comprehensive loss                      (24)          (712)
                                                       ----------     -----------
                     Total Stockholders' Equity          222,680        217,562
                                                       ----------     -----------

                                                        $313,826       $332,120
                                                       ==========      =========